Exhibit 4.2

Form of Warrant

STOCK PURCHASE WARRANT

To Subscribe for and Purchase

Common Stock of

AUGME TECHNOLOGIES, INC.

THIS CERTIFIES THAT, for value received, [                      ], or its registered assigns, (herein referred to as the “Purchaser” or “holder”), is entitled to subscribe for and purchase from Augme Technologies, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware,                        (1) fully paid and nonassessable shares (“Shares”) of common stock (herein the “Common Stock”) (subject to the limitation in Section 2(b) and to adjustment as noted below) at the exercise price of $                per Share (the “Warrant Purchase Price”) (subject to adjustment as noted below). This Warrant may only be exercised during the Exercise Period specified herein. This Warrant has been issued together with Shares of the Common Stock in a public offering registered on the Company’s Registration Statement on Form S-3 (Reg. No. 333-175191) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with a public offering (the “Offering”) described in the prospectus supplement dated September 20, 2012 filed with the SEC.

This Warrant is subject to the following provisions, terms and conditions:

1.             The Warrant exercise period (the “Exercise Period”) for this Warrant shall begin on the date of the issuance of this Warrant at the closing of the Offering and shall end on September 28, 2017.

2.             The rights represented by this Warrant may be exercised by the holder hereof as follows:

(a)           The rights represented by this Warrant may be exercised by the holder hereof, in whole or in part, by written notice of exercise delivered to the Company and by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company and upon payment to it by check of the Warrant Purchase Price for such Shares. The Company agrees that the Shares so purchased shall be and are deemed to be issued to the holder hereof as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such Shares as aforesaid. Subject to the provisions of the next succeeding paragraph, within 10 Business Days after the rights represented by this Warrant shall have been exercised the Company shall cause its transfer agent to issue the Shares of stock so purchased to Purchaser in book—entry format and deliver evidence of such issuance to Purchaser, and, unless this Warrant has expired, a new Warrant representing the number of Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the holder hereof within such time.

(b)           Notwithstanding any other provision in this Warrant, no holder shall be permitted to exercise this Warrant for an amount of Common Stock that would result in such holder owning more than 19.99% of the Common Stock outstanding after such exercise.

3.             The Company represents and warrants that this Warrant has been duly authorized by all necessary corporate action, has been duly executed and delivered and is a legal and binding obligation of the Company, enforceable against the Company in accordance with the terms of this Warrant, except to the extent (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (ii) such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant according to the terms hereof or represented by the Common Stock will, upon issuance and payment therefor, be duly authorized and issued, fully paid and nonassessable. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant, free from preemptive rights or other actual contingent purchase rights other than those held by a holder of this Warrant (as a result of holding this Warrant).

4.             The Company will pay any documentary stamp taxes attributable to the issuance of Shares of Common Stock upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrants, or shares of Common Stock issued upon exercise of this Warrant, in a name other than that of the Purchaser. The Purchaser shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Shares of Common Stock upon exercise hereof.

5.             The above provisions are, however, subject to the following:

(a)           The Warrant Purchase Price shall, from and after the date of issuance of this Warrant, be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Warrant Purchase Price, the holder of this Warrant shall thereafter be entitled to purchase, at the Warrant Purchase Price resulting from such adjustment, the number of Shares obtained by multiplying the Warrant Purchase Price in effect immediately prior to such adjustment by the number of Shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the warrant purchase price resulting from such adjustment.

(b)           In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Warrant Purchase Price in effect immediately prior to such combination shall be proportionately increased.

(c)           Upon any adjustment of the Warrant Purchase Price or any adjustment of any material terms hereof, then and in each such case an officer of the Company shall, as soon as practicable after the occurrence of any event that requires an adjustment or readjustment, give signed written notice thereof, by first—class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company, which notice shall state the Warrant Purchase Price resulting from such adjustment, any material change in the terms of the Warrant, and the increase or decrease, if any, in the number of Shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(d)           In case any time there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said cases, the Company shall give written notice, by first—class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company, of the date on which such dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of capital stock of record shall be entitled to exchange their capital stock for securities or other property deliverable upon such dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto.

(e)           Fundamental Transactions.

(i)            It shall be a condition to the Company’s entry into a Fundamental Transaction that (i) if the Successor Entity (or the Successor Entity’s Parent Entity) is a publicly traded entity whose common stock is quoted on or listed for trading on an U.S. national securities exchange, the Successor Entity (or Parent Entity, if applicable) assumes in writing (or remains bound by) all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 5(e), including agreements (if necessary) to deliver to each holder of the Warrants in exchange for such Warrants a security of the Successor Entity (or Parent Entity, if applicable) evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted (if necessary) exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and (ii) if the Successor Entity (or the Successor Entity’s Parent Entity) is not a publicly traded entity whose common stock is quoted on or listed for trading on an U.S. national securities exchange, the Successor Entity assumes in writing (or remains bound by) all of the obligations of the Company under this Warrant pursuant to written agreements, including (if necessary) agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant exercisable for the consideration that would have been issuable in the Fundamental Transaction in respect of the Warrant Shares had this Warrant been exercised immediately prior to the consummation of the Fundamental Transaction.  Upon the occurrence of any such Fundamental Transaction, the Successor Entity (or Parent Entity, if applicable) shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity (or Parent Entity, if applicable)), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity (or Parent Entity, if applicable) had been named as the Company herein.  The provisions of this paragraph (e) shall similarly apply to subsequent Fundamental Transactions.

(ii)           Notwithstanding the foregoing, in the event of a Fundamental Transaction (other than a merger, consolidation or other transaction effected solely to change the Company’s jurisdiction of organization), at the written request of the Holder delivered before the 30th day after the consummation of such Fundamental Transaction, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder on the effective date of the Fundamental Transaction (or within five Business Days after such request if delivered after the effective date), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction.

(iii)          For purposes of this Warrant, the following definitions shall apply:

“Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of the closing of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of (A) 100% and (B) the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, and (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non cash consideration, if any, being offered in the Fundamental Transaction.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) another Person completes a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 5(b) above) or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock.

“Parent Entity” of a Person means a Person that, directly or indirectly, controls the applicable Person, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest market capitalization as of the date of consummation of the Fundamental Transaction.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association.

“Successor Entity” means the Person formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into.

(f)            If any event occurs as to which in the opinion of the Board of Directors of the Company the other provisions of this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the holder of this Warrant or of Common Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid.

6.             This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.

7.             This Warrant is exchangeable, upon the surrender hereof by the holder hereof at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said holder hereof at the time of such surrender.

8.             Subject to compliance with any applicable securities laws, this Warrant may be offered for sale, sold, transferred or assigned, in whole or in part, without the consent of the Company. Any such sale, transfer or other assignment shall be effected by delivery at the principal office of the Company or its designated agent, of a written assignment of this Warrant in a form reasonably satisfactory to the Company duly executed by the Holder or its agent or attorney, and of funds sufficient to pay any transfer taxes payable upon the making of such transfer.

9.             This Warrant has been registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Shares of Common Stock issuable upon exercise of the Warrant may be transferred and sold in reliance on the Registration Statement. The Company will attempt to maintain the effectiveness of a current prospectus covering the Common Stock issuable upon exercise of the Warrants until the expiration or redemption of the Warrants.

10.           The Company will not be required upon the exercise of this Warrant to issue fractions of shares of Common Stock, but may, at its option, either (a) purchase such fraction for an amount in cash equal to the current value of such fraction computed on the basis of the closing market price of a share of Common Stock as quoted on the principal exchange or trading facility on which shares of Common Stock are traded on the trading day immediately preceding the day upon which this Warrant was surrendered for exercise in accordance with Section 2 hereof, or (b) issue the required share. By accepting this Warrant, the holder hereof expressly waives any right to receive any fractional share upon exercise of a Warrant, except as expressly provided in this Section 10.

11.           If this Warrant is exercised for less than all of the then-current number of shares purchasable hereunder, then the Company shall, concurrently with the issue of the Shares of stock purchased by Purchaser upon such exercise in accordance with Section 2, issue a new warrant exercisable for the remaining number of shares purchasable under this Warrant.

12.           Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and security reasonably satisfactory to it, the Company shall execute and deliver a new warrant of like tenor as the Warrant so lost, stolen, destroyed or mutilated.

13.           All questions concerning this Warrant will be governed and interpreted and enforced in accordance with the internal law, not the law of conflicts, of the State of Delaware.

IN WITNESS WHEREOF, Augme Technologies, Inc. has caused this Warrant to be signed by its duly authorized officer and this Warrant to be dated as of the date set forth above.

AUGME TECHNOLOGIES, INC.

By
Its

SUBSCRIPTION FORM

To be Executed by the Holder of this Warrant if such Holder

Desires to Exercise this Warrant in Whole or in Part

To:	Augme Technologies, Inc. (the “Company”)

The undersigned

Please insert Social Security or other

identifying number of Subscriber:

hereby irrevocably elects to exercise the right of purchase represented by this Warrant for, and to purchase thereunder, shares of the Common Stock (the “Common Stock”) provided for therein and tenders payment herewith to the order of the Company in the amount of $            , such payment being made as provided on the face of this Warrant.

The undersigned requests that certificates for such shares of Common Stock be issued as follows:

Name:

Address:

Deliver to:

Address:

and, if such number of shares of Common Stock shall not be all the shares of Common Stock purchasable hereunder, that a new Warrant for the balance remaining of the shares of Common Stock purchasable under this Warrant be registered in the name of, and delivered to, the undersigned at the address stated above.

Dated:
Signature
Note: The signature on this Subscription Form must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatever.